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                                                               EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,250,000 shares of Class B common stock of All American Communications, Inc. of our report dated March 4, 1996, with respect to the consolidated financial statements and schedule of All American Communications, Inc., and to our report dated March 28, 1996, with respect to the combined financial statements of the combined business of Mark Goodson Productions, L.P. and The Child's Play Company, both of which are included in All American Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



Los Angeles, California
January 10, 1997